Exhibit 10.3

EMPLOYMENT CONTRACT

BETWEEN:

SURGE TECHNOLOGIES INC.
(“also referred to as the Employer”)

-and-

HARJ MANHAS
(“also referred to as the Executive”)

WHEREAS the Employer has agreed to continue to employ the Executive and the Executive has agreed to continue to serve the Employer on the terms of this Agreement;

NOW THEREFORE in consideration of the material advantages accruing to both Harj Manhas and SURGE TECHNOLOGIES INC., the Parties agree as follows:

TERM

Executive represents and warrants that he is not limited under any contractual or other provision from entering into this Agreement and performing his obligations hereunder.

All prior employment agreements as between the Employer and the Executive are hereby terminated as of March 31, 2002.

The Employer agrees to continue to employ the Executive as Vice President Finance. The Executive's employment under this Agreement shall be for a term of two (2) years commencing April 1, 2002 through March 31, 2004. The Employment Term shall provide review of compensation annually under the provisions of paragraph 8. This Agreement and the Executives employment shall continue for successive durations of one year until terminated under the provisions of paragraphs 14, 15, 17, 18, 25 or 26 on the expiration of the initial two year periodt ending March 31, 2004.

POSITION AND DUTIES

The Executive is employed in the position of Vice President Corporate Finance and reports to the Board of Directors of the Employer (“Board”), or the Board’s delegate.

The Executive will at all times faithfully, industriously and to the best of his ability perform all duties required of him in a professional manner and to the satisfaction of the Board. The Executive will act at all times in an efficient, competent, trustworthy and loyal manner.

The Executive’s primary responsibility is as Vice President Corporate Finance. This role involves financial matters regarding the Corporation. Manages and maintains relationships with current or potential investors in the Corporation. Maintains communication between the Corporation and its Investors, handles questions and inquiries, plans annual shareholders' meeting, and prepares materials.

The Executive recognizes that the Executive’s duties require him to work flexible hours, provided that the Executive devotes the necessary working time and attention to his responsibilities under this Agreement. Unless otherwise determined by the Employer, as a general exception the Executive will work Monday though Friday with an ongoing average of 37.5 working hours per week. At all times, the Executive will avoid any external commitments that will interfere with this obligations to the Employer or amount to a conflict of interest or potential conflict of interest.

REMUNERATION

The Executive will be paid compensation for all services under this Agreement as follows:

A base salary at an annual rate of $60,000.00;

An annual bonus, which may or may not be assigned to the Executive at the end of each fiscal year, is at the sole discretion of the Board;

The Board will review the Executive’s salary annually. The Board expressly reserves the right to establish the appropriate salary level.

BENEFITS

The Executive shall participate in, and be entitled to, employment benefits consistent with the benefit package in effect for other Executives of the Employer.

The scope of the benefit coverage and payment of the benefit premiums under paragraph 10 above shall be reviewed by the Employer from time to time. The Employer specifically reserves the right to change carriers or policies, or terminate coverage’s, as it deems appropriate. Where coverage’s are enforced, the Employer’s obligations do not extend to guaranteeing payment of claims under any particular plan or policy. The provisions of the policies and plan shall govern with respect to eligibility for participation, plan administration and benefits provided.

The Executive is entitled to reimbursement of reasonable business expense incurred while on authorized Employer business. Such expenses would normally include business luncheons, gifts, accommodations and meals.

The Executive is entitled to 4 weeks vacation after each full year of employment. The timing of the annual vacation will be mutually agreed in advance between the Executive and the Employer, but in the event agreement cannot be reached the Employer has the unilateral authority to establish the vacation period or periods.

TERMINATION

The Employer may terminate this Agreement and the Executive’s employment at any time for just cause. In such circumstances, the Executive is entitled to only earned base salary to the date of termination. Upon such payment, the Executive shall have no further claim against the Employer for the termination.

The Employer may terminate this Agreement and the Executive’s employment at any time without just cause. In such circumstances the Employer will pay the Executive termination pay (or provide equivalent notice) as follows:

The Executive shall receive a minimum of twelve (12) months base salary.

Also all back wages, bonus payments, and expenses shall be due immediately upon termination of employment.

The Employer and the Executive expressly acknowledge that the payments:

Contemplated in paragraph 15 clause (a) above represents the agreed-upon payment in lieu of reasonable notice required when terminating the Executive without just cause.

Contemplated in paragraph 15 clause (b) above represents the agreed-upon payment regardless of resignation or termination.

Upon such payment (or the providing of equivalent notice) the Executive will have no further claim against the Employer for such termination, apart from earned base salary.

The Executive may terminate this Agreement and his employment at any time upon first giving a minimum of sixty (60) days notice in writing to the Employer. Upon such termination (except in the case of a succession), the Employer will have no further legal obligation to the Executive, apart from earned base salary and the amount contemplated in paragraph 15 clause (b).

This Agreement, the Executive’s employment and all obligations of the Employer to the Executive will also cease:

Upon the Executive’s death;

Upon the Executive’s permanent incapacity for the position of the Vice President Finance as determined by the Employer and a certified duly licensed medical practitioner;

Upon dissolution of the Employer or other circumstances where continued employment is frustrated; or

Upon mutual agreement in writing.

EXECUTIVE’S COVENANTS

The Executive agrees that, because of the nature of his position he could irreparably harm the Employer should he leave the Employer’s employ and enter into competition with the Employer and make use of the knowledge, contacts and connections acquired during his employment with the Employer. Accordingly, the Executive agrees that:

For a period of one (1) year following the cessation of his employment with the Employer, regardless of how that cessation occurred, he will not directly or indirectly solicit on his own behalf, or on behalf of other individuals or entities, business from any customer or potential customer of the Employer serviced or solicited by the Executive during his employment with the Employer;

For a period of one (1) year following the cessation of his employment with the Employer, regardless of how that cessation occurred, he will not directly or indirectly solicit on his own behalf, or on the behalf of other individuals or entities, business from any customer or potential customer of the Employer who is located in, or operates in the Province of Alberta.

The Executive further agrees, during the course of his employment with his Employer and afterwards, to keep confidential and refrain from using, directly or indirectly, all information known or used by the Employer in its business that is not publicly known. The confidential information shall specifically include, but shall not be limited to:

Business opportunities, including all ventures consider by the Employer, whether or not they are pursued.

Customer information, including customer names and addresses, markets, knowledge of the Employer’s contracts with the customers and details of pricing, estimating and supply strategies;

Financial information, including the Employer’s costs, sales, income, profits, salaries and wages.

The Executive acknowledge that the covenants contained in paragraphs 19 and 20 above are reasonable on the part of the Employer and shall survive the termination of this Agreement.

The Executive further agrees to return to the Employer, immediately upon cessation of his employment, regardless of how that cessation occurs, all business documents, lists, records, files and all property of the Employer, including any copies of these items.

SUCCESSORS

This Agreement is personal to the Executive and is not assignable by the Executive.

This Agreement shall insure to the benefit of and be binding upon the Employer and its successor and assigns.

The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Employer’s business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would require to perform it if no such succession had taken place or, in the alternative, the Employer shall guarantee that the Executive’s employment is terminated in accordance with paragraph 15.

In the event that a succession occurs, as referred to in paragraph 25, the Executive may, at his option, resign from his employment upon giving the Employer a minimum of forty five (45) days notice in writing to the Employer. Upon such termination arising from a succession, the Employer will provide the Executive with a payment in an amount equal to the payment in lieu of reasonable notice that the Executive would receive pursuant to paragraph 15 of the Agreement, had his employment been terminated without just case.

MISCELLANEOUS

The Executive acknowledges the right of the Employer to promulgate policies and procedures governing its employees and agrees to be bound by all such policies and procedures, including those contained in the Employee Handbook, except where they specifically contradict the terms of this Agreement or do not apply to the Vice President Finance position. The Employer will endeavour to ensure that the Executive is made aware of such policies and procedures, or any changes to them.

During the Employment Term and thereafter, the Company shall indemnify the Executive to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against the Executive (other than a claim brought by the Company) as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company, in or with regard to any other entity, employee benefit plan or enterprise. This indemnification shall be in addition to, and not in lieu of, any other indemnification the Executive shall be entitled to pursuant to the Company's Certificate of Incorporation or Bylaws or otherwise. Following the Executive's termination of employment, the Company shall continue to cover Executive under the Company's directors and officers insurance for the period during which the Executive may be subject to potential liability for any claim, action or proceeding (whether civil or criminal) as a result of his service as an officer or director of the Company or in any capacity at the request of the Company, at the highest level then maintained for any then or former officer or director.

This Agreement constitutes the full and complete understanding of the parties hereto and will supersede all prior agreements and understandings, oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied herein and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom or which enforcement may be sought.

All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by Postal Service express mail or other "overnight mail service," or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to Executive, to his home address as listed in the Company's records; and if to the Company, at its office as set forth at the head of this Agreement. Either party may change the notice address by notice given as aforesaid.

This Agreement constitutes the entire Agreement between the Executive and the Employer respecting their employment relationship. It supersedes any and all other agreements and contracts, whether verbal or written, between the parties. The Executive further acknowledges that there are no promises or representations made to him apart from obligations of the Employer specifically contained in this Agreement.

ARBITRATION

Except in connection with enforcing paragraphs 19 and 20 of this Agreement, for which legal and equitable remedies may be sought directly in a Court of Law, any dispute involving the interpretation or application of this Agreement shall be submitted to final and binding arbitration in accordance with the Arbitration Act, (Alberta). The arbitration shall be conducted in the Province of Alberta.

The Arbitrator shall have authority only to interpret and apply provisions of this Agreement and shall have no authority to add to, subtract from or modify terms of this Agreement. Any demand for arbitration must be made within ninety (90) days of the event(s) giving rise to the claim that the Agreement has been breached. The Executive expressly acknowledges that he has had a reasonable opportunity to seek independent legal advice with respect to this Agreement and its terms.

The invalidity, or unenforceability, of any provision or sub-provision of this Agreement is severable from, and shall not affect, the enforceability of the remainder of this Agreement.

SIGNED at Calgary, Alberta this 1st day of April 2002.

SURGE TECHNOLOGIES INC.

Per: /s/ Jack Barbier
       Jack Barbier

SIGNED, SEALED AND DELIVERED	)
In the presence of:	)
	)	/s/ Harj Manhas
/s/ Dale Olmstead	)	Harj Manhas
Witness as to the signature of
Harj Manhas